Exhibit 99.(4)(i)

PROTECTIVE   LIFE   INSURANCE   COMPANY
P. O. BOX   1928
BIRMINGHAM,   ALABAMA 35282-8238

INDIVIDUAL RETIREMENT ANNUITY (IRA) ENDORSEMENT

The Contract to which this Endorsement is attached is issued as an individual retirement annuity under Section 408(b) of the Internal Revenue Code of 1986, as amended (the "Code").   Accordingly, the applicable provisions of the Contract are restricted or amended by this Endorsement as required by Code Section 408. Your failure to comply with Code Section 408 requirements may result in adverse tax consequences. This Endorsement remains in effect, subject to amendment as provided in Endorsement Section 13, as long as the Contract to which it is attached remains in effect. The terms and conditions in this Endorsement supersede any conflicting provision in the Contract. Contract provisions not expressly modified by this Endorsement remain in full force and effect.

The Contract is amended as follows:

1. OWNER AND ANNUITANT (Primary Contract Impact: "PARTIES TO THE CONTRACT" Section)
The Annuitant must be an individual who is the sole Owner, and all payments made from the Contract while the Annuitant is alive must be made to the Annuitant. Except as permitted under Section 8 and Section 10 of this Endorsement, and otherwise permitted under the Code and applicable regulations, neither the Owner nor the Annuitant can be changed.

2. NONTRANSFERABLE AND NONFORFEITABLE (Primary Contract Impact: "PARTIES TO THE CONTRACT" Section; "Assignment" and "Protection of Proceeds" Provisions in the "GENERAL PROVISIONS" Section)
The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries.   The Owner’s interest under the Contract is nontransferable, and except as provided by law, is non-forfeitable. In particular, the Contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than the Company (other than a transfer incident to a divorce or separation instrument in accordance with Code Section 408(d)(6)).

3. UNISEX RATES (Primary Contract Impact: "Error in Age or Gender" in the "GENERAL PROVISIONS" Section; "ANNUITY INCOME PAYMENTS" Section
If the Contract is issued in connection with a Simplified Employee Pension, the method of calculating Purchase Payments and benefits under the Contract are to be based on unisex rates, and any references to sex (with regard to rates and benefits) in the Contract are deleted.

4. PURCHASE PAYMENTS (Primary Contract Impact: "PURCHASE PAYMENTS" Section)
The Contract may permit only a single Purchase Payment, or it may permit an initial Purchase Payment and subsequent Purchase Payments. A Purchase Payment that is permitted under the Contract may include a rollover contribution (as permitted by Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8),
403(b)(10), 408(d)(3) and 457(e)(16)), a nontaxable transfer from an individual retirement plan under Code Section 7701(a)(37), a contribution made in accordance with the terms of a Simplified Employee Pension as described in Code Section 408(k), and a contribution in cash not to exceed the amount permitted under Code Sections 219(b) and 408(b), (or such other amount provided by applicable federal tax law). In particular, unless otherwise provided by applicable federal tax law:

A. The total cash contributions shall not exceed $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the annual cash contribution limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(D). Such adjustments will be in multiples of $500.

B. In the case of an Owner who is age 50 or older, the annual cash contribution limit is increased by
$1,000 for any taxable year beginning in 2006 and years thereafter.

C. In addition to the amounts described above, a Purchase Payment that is permitted under the
Contract may include a repayment of a qualified reservist distribution described in Code Section
72(t)(2)(G) during the 2-year period beginning on the day after the end of the active duty period.

The Contract may require a minimum Purchase Payment. If subsequent Purchase Payments are permitted under the Contract, no subsequent Purchase Payment will be accepted unless it is equal to at least $50.

No contribution will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an Individual Retirement Account under Code Section 408(a) or an Individual Retirement Annuity under Code Section 408(b) used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer’s SIMPLE IRA plan.

5. REQUIRED DISTRIBUTIONS GENERALLY (Primary Contract Impact: "DEATH BENEFIT" and "ANNUITY INCOME PAYMENTS" Sections)
Notwithstanding any provision of the Contract to the contrary, the distribution of the Owner’s interest in the Contract shall be made in accordance with the requirements of Code Sections 401(a)(9) and 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as determined under Section 8.C. of this Endorsement) must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than Sections 7 and 8 of this Endorsement.

6. REQUIRED BEGINNING DATE
As used in this Endorsement, the term “Required Beginning Date” means April 1 of the calendar year following the calendar year in which the participant attains age 70½, or such other date as provided by law.

7. DISTRIBUTIONS DURING OWNER’S LIFE (Primary Contract Impact: "ANNUITY INCOME PAYMENTS" Section)
A. Unless otherwise permitted under applicable law, the Owner’s entire interest in the Contract will commence to be distributed no later than the Required Beginning Date over:

(i) the life of the Owner, or the lives of the Owner and his or her designated beneficiary (within the meaning of Code Section 401(a)(9)), or

(ii) a period certain not extending beyond the life expectancy of the Owner, or the joint and last survivor expectancy of the Owner and his or her designated beneficiary.

Payments must be made in periodic payments at intervals of no longer than one year. Unless otherwise provided by applicable federal tax law, payments must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6 of the Income Tax Regulations, and any distribution must satisfy the incidental benefit requirements specified in Q&A-
2 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

The distribution periods described in this subsection A cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

B. If the Owner’s interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the Required Beginning Date occurs) will be made in accordance with the requirements of Code Section 401(a)(9) and the regulations thereunder. If annuity payments commence on or before the Required Beginning Date, the first required payment can be made as late as the Required Beginning Date and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval. If all or a portion of an individual account is used to purchase an annuity after distributions are required to commence (the Required Beginning Date, in the case of distributions commencing before death, or the date determined under Q&A-3 of Section 1.401(a)(9)-
3 of the Income Tax Regulations, in the case of distributions commencing after death), payments under the annuity, and distributions of any remaining account, must be made in accordance with Q&A-5(e) of Section 1.401(a)(9)-5 of the Income Tax Regulations.

8. DISTRIBUTIONS AFTER DEATH OF THE OWNER (Primary Contract Impact: "DEATH BENEFIT" and
"ANNUITY INCOME PAYMENTS" Sections)
A. If the Owner dies on or after required distributions commence, the remaining portion of his or her interest in the Contract, if any, will be distributed at least as rapidly as under the annuity option chosen.

However, if the Contract is a single premium immediate annuity contract, the Owner dies after the Required Beginning Date and prior to the Income Date, and the annuity payments to be made under the Contract will not be paid at least as rapidly as under the method of distributions being used as of the date of the Owner’s death, we instead will pay any remaining interest in the Contract (as determined under Section 8.C. of this Endorsement) in a lump sum immediately, and in all events at least as rapidly as under the method of distributions being used as of the date of the Owner’s death.

B. If the Owner dies before required distributions commence, his or her entire interest in the Contract (as determined under Section 8.C. of this Endorsement) will be distributed at least as rapidly as follows:

(i) This paragraph applies if the designated beneficiary is someone other than the Owner’s surviving spouse.

The entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the designated beneficiary’s life, or over a period not extending beyond the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the individual's death, or, if elected, in accordance with subsection B(iii) below.

If the Contract is a single premium immediate annuity contract, the Owner dies prior to the Income Date, and the annuity payments to be made under the Contract will not be paid over the designated beneficiary’s life, or over a period not extending beyond the remaining life expectancy of the designated beneficiary, we instead will pay any remaining interest in the Contract in a lump sum immediately, and in all events by the end of the calendar year containing the fifth anniversary of the Owner's death.

(ii) This paragraph applies if the Owner's sole designated beneficiary is the Owner's surviving spouse.

Except as provided in subsection E below, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age 70½, if later), over the surviving spouse's life, over a period not extending beyond the remaining life expectancy of the surviving spouse, or, if elected, in accordance with subsection B(iii) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's life, or over a period not extending beyond the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with subsection B(iii) below.   If the surviving spouse dies after required distributions commence to him or her, any remaining interest will be distributed at least as rapidly as under the annuity option chosen.

If the Contract is a single premium immediate annuity contract, the Owner dies prior to the Income Date, and the annuity payments to be made under the Contract will not be paid over the surviving spouse’s life, or over a period not extending beyond the remaining life expectancy of the surviving spouse, we instead will pay any remaining interest in the Contract in a lump sum immediately, and in all events by the end of the calendar year containing the fifth anniversary of the Owner's death.

above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner’s death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under subsection B(ii) above).

(iv) Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in subsection B(i) or (ii) and reduced by 1 for each subsequent year. If distributions are made in the form of an annuity, life expectancy is not recalculated.

C. The "interest" in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations. Also, prior to the date that annuity payments commence on an irrevocable basis (except for acceleration) the “interest” in the Contract includes the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

If the Contract is a single premium immediate annuity contract and the Owner dies prior to the Income Date, the interest in the Contract is (1) the Purchase Payment for the Contract, if the Owner dies within 30 days of the Effective Date of the Contract, or (2) the present value of the future income payments, if any, to be made under the annuity option in effect at the time of the Owner’s death, if the Owner dies more than 30 days after the Effective Date of the Contract.

D. For purposes of subsections A and B above, required distributions are considered to commence on the Required Beginning Date or, if applicable, on the date distributions are required to begin to the surviving spouse under subsection B(ii) above. However, if distributions start prior to the applicable date in the preceding sentence on an irrevocable basis (except for acceleration) in accordance with the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

E. If the Contract is a deferred annuity contract, the Owner dies prior to the date annuity payments commence, and the sole designated beneficiary is the Owner’s surviving spouse, the sole designated beneficiary is the Owner's surviving spouse, the surviving spouse may elect to treat the Contract as his or her own IRA. If this election is made, the surviving spouse will be the Owner and the Annuitant. This election will be deemed to have been made if such surviving spouse makes a Purchase Payment that is permitted under the Contract or fails to take required distributions as a beneficiary. This election may only be made once, and thus may not be made a second time if the surviving spouse designated beneficiary elects to treat the IRA as his or her own, remarries, and names his or her new spouse as the sole designated beneficiary.

9. ANNUITY OPTIONS (Primary Contract Impact: "ANNUITY INCOME PAYMENTS" Section)
All annuity options under the Contract must meet the requirements of Code Sections 401(a)(9) and
408(b)(3). The provisions of this Endorsement reflecting the requirements of these Code Sections override any annuity option that is inconsistent with such requirements.

If guaranteed payments are to be made under the Contract, the period over which the guaranteed payments are to be made must not exceed the period permitted under Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

"Protection of Proceeds" Provisions in the "GENERAL PROVISIONS" Section); "PURCHASE PAYMENTS", "DEATH BENEFIT", and "ANNUITY INCOME PAYMENTS" Sections)
Notwithstanding any provision of this IRA to the contrary, and unless otherwise provided by federal tax law, this section shall apply if this IRA is issued as an inherited individual retirement annuity within the meaning of Code Section 408(d)(3)(C).

A. Permissible Purchase Payment. A Purchase Payment that is permitted under the Contract must be in the form of a direct rollover from an eligible retirement plan of a deceased employee that is permitted under Code Section 402(c)(11), or a nontaxable transfer from an individual retirement plan under Code Section 7701(a)(37) of a deceased individual. The deceased employee and deceased individual are collectively referred to herein as the “Deceased Individual.”

B. Non-spouse Beneficiary.   This IRA must be established and maintained for the benefit of a beneficiary under the Deceased Individual’s eligible retirement plan or individual retirement plan from which the premium is rolled over or transferred, and the beneficiary must not be the surviving spouse of the Deceased Individual. If the beneficiary is an individual, the individual must be a designated beneficiary of the Deceased Individual within the meaning of Code Section 401(a)(9)(E). The IRA may be established on behalf of a trust that is the Deceased Individual’s beneficiary, provided that the beneficiaries of the trust meet the requirements to be designated beneficiaries within the meaning of Code Section 401(a)(9)(E).

C. Distributions Before Death Rules Do Not Apply.  Section 7, relating to distributions during the
Owner’s life, does not apply.

D. Distribution Upon Death Rules Apply. The distribution of the interest in the IRA shall be made in accordance with the applicable requirements of Code Sections 401(a)(9)(B), 401(a)(9)(H), and
408(b)(3). Section 8 shall apply as if the Deceased Individual is the Owner. Whether the Owner died on or after required distributions commenced, or before required distributions commenced, is determined by whether the Deceased Individual died on or after required distributions commenced, or before required distributions commenced, respectively, under the eligible retirement plan or individual retirement plan from which the premium is rolled over or transferred.

E. In the case of a Contract issued in connection with a direct rollover from an eligible retirement plan of the Deceased Individual under Code Section 402(c)(11), the rules for determining the required minimum distribution under the plan with respect to the Deceased Individual’s designated beneficiary also apply under the Contract. However, if the plan requires the entire interest to be distributed by the end of the calendar year containing the fifth anniversary of the Deceased Individual, the entire interest nevertheless may be distributed, starting by the end of the calendar year following the calendar year of the Deceased Individual’s death, over the designated beneficiary’s life, or over a period not extending beyond the remaining life expectancy of the designated beneficiary, provided that (1) the distribution from the plan that is directly rolled over to this Contract is made prior to the end of the year following the year of the Deceased Individual’s death, and (2) the required minimum distributions under the Contract are determined under Code Section 401(a)(9)(B)(iii) using the same designated beneficiary, unless otherwise provided by applicable law.

F. Surviving Spouse Provisions. The provisions of section 8 relating to a designated beneficiary who is a surviving spouse do not apply.

11. ANNUAL REPORTS (Primary Contract Impact: "Reports" in the "GENERAL PROVISIONS" Section)
The Company will furnish annual calendar year reports concerning the status of this Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue Service.

12. CODE SECTION 72(s) (Primary Contract Impact: "DEATH BENEFIT" Section)
All references in the Contract to Code Section 72(s) are deleted.

13. AMENDMENT OF THIS ENDORSEMENT
The Company reserves the right, and the Owner agrees the Company shall have such right, to make any amendments to this Endorsement from time to time as may be necessary to comply with the Code, as amended, and the regulations thereunder.   We will obtain all necessary approvals including, where required, that of the Owner and will send you a copy of the endorsement that modifies your Contract. We will not be responsible for any adverse tax consequences resulting from the rejection of such an amendment.

14. GROUP CONTRACT
If this Endorsement is used with a certificate issued under a group contract, the term “Owner” refers to the
Participant/Annuitant and the term “Contract” refers to your Certificate.

Signed for the Company and made a part of the Contract as of its Issue Date. PROTECTIVE LIFE INSURANCE COMPANY

PROTECTIVE   LIFE   INSURANCE   COMPANY
P. O. BOX   1928
BIRMINGHAM,   ALABAMA 35282-8238

PROTECTIVE VARIABLE ANNUITY – C and SBV series
VARIABLE DEFERRED ANNUITY CONTRACTS

TRADITIONAL INDIVIDUAL RETIREMENT ANNUITY (IRA) DISCLOSURE STATEMENT

This statement does not change in any way the IRA that you purchased. Rather, it simply discusses important facts that you should know about your IRA. For example, IRA means "individual retirement annuity" or "individual retirement account." The information herein is based on the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder (referred to as the "Code"). This disclosure statement is for your general information, and is not intended to be exhaustive or conclusive, to apply to any particular person or situation, or to be used as a substitute for qualified legal or tax advice. Further information about your IRA can be obtained from any district office of the Internal Revenue Service ("IRS") and from IRS Publication 590, (“Individual Retirement Arrangements (IRAs) (Including Roth IRAs and Education IRAs)”). In this document, "the Company" refers to Protective Life Insurance Company.

You may revoke your IRA at your option according to the “Right to Cancel” provision of the face page of your Contract. If you revoke your IRA within seven (7) days after you purchase or establish it, the entire amount you paid for your IRA will be returned to you without any adjustment for commissions, administrative expenses or fluctuation in market value. To revoke you IRA, you must notify the Company or any agent of the Company within the seven (7) day revocation period. The revocation must be in writing and may be either mailed or delivered. If mailed, written notice is deemed received on the date of postmark (or if sent by certified or registered mail, the day of certification or registration) if you put it in the mail in the United States in an envelope, or appropriate wrapper, first class postage prepaid, properly addressed. If you make notice of your revocation to the Company please direct it to:

Annuity Services Protective Life Insurance Company P. O. Box 1928
Birmingham, Alabama 35282-8238
Telephone: 1-800-456-6330

If a change in information set forth in this disclosure statement or the agreement occurs before the end of the seven (7) day revocation period, we will send you an amendment and you will have seven (7) days after receipt of the amendment to revoke.

A traditional IRA is one form of individual retirement arrangement authorized by the Code. It allows you (the owner) to set aside money for your retirement. Earnings in your traditional IRA are not taxed until they are distributed to you. The following restrictions and limitations apply to your Protective Traditional Individual Retirement Annuity (referred to as “your IRA@ or “an IRA@).

1.         ELIGIBILITY
Generally, you are eligible to establish or make contributions to your IRA in a year to the extent you have compensation for the year, and provided that such contributions (1) do not exceed the maximum allowable annual contributions under Code Section 219(b), including “catch-up” contributions for certain individuals age 50 and older, or (2) constitute “rollovers” or “transfers.”

The maximum annual contribution limit for IRA contributions is equal to $5,000 for 2008. After 2008, the limit is adjusted annually for inflation in $500 increments, except as otherwise provided by law.

An individual who has attained age 50 may make additional “catch-up” IRA contributions. The maximum annual contribution limit for the individual is increased by $1,000 for 2006 and thereafter, except as otherwise provided by law.

2.
ROLLOVERS AND TRANSFERS TO OR FROM AN IRA

a.
Rollover and transfers from one IRA into another IRA
Distributions from an IRA that you roll over to another IRA within 60 days are tax-free. The amount distributed is not includible in your gross income when distributed, is not deductible when rolled over to the recipient IRA, and generally is taxable later when distributed from the recipient IRA to you or your beneficiary. However, if you roll over a distribution and fail to do so within 60 days, unless the failure is waived by the IRS, (1) the distribution is includible in your gross income and may be subject to a 10 percent penalty tax on distributions before age 59½, and (2) the rollover could constitute an excess contribution to the recipient IRA that is subject to a 6 percent excise tax and could adversely effect the federal tax treatment of the recipient IRA and/or the amounts thereunder. Also, to the extent a distribution is not rolled over, it is includible in your gross income and subject to a 10 percent penalty tax (subject to the rules, discussed below, regarding transfers to and from qualified retirement plans).

You may make a rollover distribution from an IRA only once a year. The one-year period begins on the date you receive the IRA distribution, not on the date you roll it over into another IRA.

Rather than rollover distributions from one IRA to another IRA, you may transfer amounts from one IRA directly to another IRA in a “trustee-to-trustee” transfer. Such transfers are subject to rules similar to those for rollovers between IRAs, subject to certain exceptions. One exception is that direct transfers are not subject to the once-a- year limitation that applies to IRA rollovers.

b.
Transfers to and from qualified retirement plans
An "eligible rollover distribution" from a qualified plan under Code Section 401(a), a qualified annuity under Code Section 403(a), a tax-sheltered annuity or custodial account under Code Section 403(b), or governmental plan under Code Section 457(b) (collectively referred to as “qualified retirement plans”) may be transferred tax-free directly to an IRA. Eligible rollover distributions from a qualified retirement plan are subject to special rules, including a mandatory 20 percent withholding requirement that applies generally to eligible rollover distributions not directly transferred to an IRA or another qualified retirement plan.

Also, subject to certain limitations and restrictions, a distribution from an IRA (other than a distribution of after-tax amounts) may be transferred tax-free directly to a qualified retirement plan.

The direct rollover distribution amount is not includible in your gross income when distributed, is not deductible when transferred directly to the recipient IRA or qualified retirement plan, and generally is taxable later when distributed from the recipient arrangement to you or your beneficiary.

However, a distribution that is not directly rolled over nevertheless may be rolled over tax-free by you within 60 days after your receipt of the distribution (subject to the mandatory 20 percent withholding requirement, mentioned above). If you rollover a distribution and fail to do so within the 60 day period, unless the failure is waived by the IRS, (1) the distribution is includible in your gross income and may be subject to a 10 percent penalty tax on distributions before age 59½, and (2) the rollover could constitute an excess contribution to the recipient arrangement and could adversely effect the federal tax treatment of the recipient arrangement and/or the amounts thereunder. Also, to the extent a distribution is not transferred, it is includible in your gross income and subject to a 10 percent penalty tax on distributions before age 59½ (subject to the rules, discussed above, regarding rollovers and transfers between IRAs).

The following types of payments cannot be rolled over from a qualified retirement plan to an IRA (or to another qualified retirement plan):

Payments Spread Over Long Periods. You cannot roll over a payment if it is part of a series of equal
(or almost equal) payments that are made at least once a year and that will last for:

            your lifetime (or your life expectancy), or
            your lifetime and your beneficiary's lifetime (or life expectancies), or
            a period of ten years or more.

Required Minimum Distributions. Beginning in the year you reach age 70½, a certain portion of your payment cannot be rolled over because it is a minimum distribution required under the Code that must be paid to you.

Other Distributions.  Certain other types of distributions cannot be rolled over, such as hardship distributions, corrective distributions of certain excess deferrals, excess contributions, or excess aggregate contributions. The administrator of the plan making the distribution should inform you of the amount that is eligible to be rolled over. If you have any questions, you should consult your tax advisor.

You can roll over an "eligible rollover distribution" by having the cash or other assets directly transferred to an IRA or qualified retirement plan, or you can receive the assets and roll them over to an IRA or qualified retirement plan within 60 days of receipt. However, as mentioned above, a mandatory 20 percent withholding requirement that applies to eligible rollover distributions that you roll over, rather than have directly transferred to an IRA or another qualified retirement plan.

3.
NATURE OF YOUR IRA
Your IRA is an annuity contract intended to qualify under Code Section 408(b) as an individual retirement annuity. It has the following characteristics:

a.
Your IRA is not transferable by the owner (you).

b.
You may make additional contributions to your IRA, subject to certain limits under federal tax law.
Unless otherwise provided by applicable federal tax law, each additional contribution (1) must be at least $50, and (2) except in the case of a non-taxable rollover or transfer contribution, as described above, may not exceed the amount allowable under Code Section 219(b). The amount of the maximum annual IRA contribution under Code Section 219(b) may vary from year to year. In addition, if you have attained age 50, you may be eligible to make additional “catch-up” IRA contributions under Code Section 219(b). The amount of the catch-up contribution depends on your adjusted gross income (“AGI”), and may vary from year to year.

c.
Distributions from your IRA generally must satisfy the minimum distribution requirements set forth in Code Section 401(a)(9) and Code Section 408(b)(3). Your entire interest from your IRA must be distributed, or commence being distributed, no later than April 1 of the year after the year in which you attain age 70½ (or such later date provided by law) over any of the following periods:

1)         Your life, with or without a period certain not extending beyond your life expectancy;
2)         The lives of you and your designated beneficiary (within the meaning of Code Section
401(a)(9)), with or without a period certain not extending beyond the life expectancy of you and your designated beneficiary;
3)         A period certain not extending beyond your life expectancy;
4)
A period certain not extending beyond the life expectancy of you and your designated beneficiary.

d.
If you die before distributions have begun, your entire interest in the contract will be distributed to your designated beneficiary by December 31 of the year containing the fifth anniversary of your death; provided, however, distribution may be made over your designated beneficiary's life or life expectancy, if started by December 31 of the year after your death. If you die after distributions have begun, all remaining annuity payments will be distributed at least as rapidly as the method of distribution in effect as of your date of death.   For these purposes, distributions will have considered to have begun generally on April 1 after the year in which you attain age 70½ or, if earlier, on the date annuity payments commence in a form acceptable under the Code. If your surviving spouse is the designated beneficiary under your IRA, special rules exist allowing your surviving spouse to elect to treat your IRA as his or her own.

e.
Your entire interest in the annuity is non-forfeitable, and the annuity is for the exclusive benefit of you and your designated beneficiary.

4.
INCOME TAX CONSEQUENCES

a.
Tax Status
The money in your IRA accumulates tax-free each year. This permits you to receive the maximum benefits from your contributions during the accumulation period.

b.
Deductibility of Contributions
Generally, you may deduct the full amount of your IRA contribution from your gross income (other than rollover or transfer contributions) up to the annual amount allowable under Code Section 219(b) if you are not an “active participant” in an employer-sponsored retirement plan. If your spouse is an active participant in an employer-sponsored retirement plan and your AGI exceeds $150,000, the amount of your IRA deduction is phased-out over your AGI up to $160,000. If you are an active participant in an employer-sponsored retirement plan, your eligibility to deduct the amount of your IRA contribution is phased-out based on the amount of your AGI depending on the year and your filing status.

Even if you cannot deduct part or all of your IRA contribution, you still may be eligible to contribute up to the maximum annual IRA contribution amount allowable under the Code. The maximum annual contribution amount allowable under the Code may vary from year to year. In addition, if you are age
50 or older, you may be eligible to make additional “catch-up” contributions to your IRA depending on
AGI.

c.
Distributions
The amount of a distribution includible in income is taxed as ordinary income to you in the year that you receive the distribution. Distributions are not taxable to the extent that such distribution is allocable to after-tax or nondeductible IRA contributions. Special rules apply with respect to allocating deductible and nondeductible IRA contributions for this purpose.

Distributions from your IRA are not eligible for the special tax treatment available for lump sum distributions from certain qualified retirement plans. If an amount that is distributed is less than the minimum amount that is required to be distributed under federal tax law, an excise tax equal to 50 percent of the excess of the minimum requirement over the actual distribution shall be paid by the payee unless waived by the Secretary of the Treasury.

An additional 10 percent penalty tax is imposed on certain distributions (including amounts deemed distributed as the result of a prohibited loan or use of security for a loan) made before you have attained age 59½, unless such distribution is made on account of death or disability, certain educational expenses (as defined in Code Section 72(t)(7)), the purchase of your first home (as defined in Code Section 72(t)(8)), or if the distribution is part of a series of substantially equal payments over your life or your life expectancy or the lives of you and your beneficiary. Certain other exceptions may apply. The tax on premature distributions does not apply to amounts that are rolled over.

The following special federal income tax rules apply when distributions are made from an IRA: (i) all your IRAs are to be treated as one IRA; (ii) all distributions from your IRAs during a tax year are to be treated as a single distribution; (iii) the combined value of your IRAs (to include all distributions made during the year) is to be determined as of the end of the calendar year; and (iv) premature distribution (before age 59½) and mandatory (after age 70½) distribution rules continue to apply to your IRA distributions.

d.
Loans and Prohibited Transactions
If you borrow any money under your IRA annuity (or, by use of your IRA annuity, borrow any money), the IRA will lose its tax-favored status as an IRA, and its fair market value will be deemed distributed as of the first day of the tax year in which the borrowing occurs. Once the IRA annuity loses its tax-favored status, you are required to include the fair market value of the assets in your income for that tax year. Fair market value is determined as of the first day of that tax year in which the borrowing occurs. (Also, it should be noted that special prohibited transaction rules apply to IRA accounts.)

5.
ESTATE TAX
Generally, the value of your IRA is included in your gross estate for federal estate tax purposes.

6.
TAX RETURN
Generally, a Form 5329 (Return for Individual Retirement Savings Arrangement) must be filed if an individual owes taxes on excess contributions to an IRA or premature distributions from an IRA. You must file Form 5329 with the Internal Revenue Service for each taxable year during which excise taxes are due.

7.
IRS APPROVAL
Your IRA annuity has not been submitted to, nor approved by the Internal Revenue Service as to the form of the contract. The Internal Revenue Service may not approve this IRA annuity as to form when we do submit it.

8.
AMENDMENT
The Company reserves the right to amend the contract as necessary or advisable from time to time to comply with changes in the Code or other requirements imposed by the IRS so as to obtain or maintain the contract as an IRA.

9.
FINANCIAL DISCLOSURE
No loads or sales charges are deducted when the contract is issued. Agent commissions are paid by the
Company.

10.
IRA CONTRACT OR ENDORSEMENT
While this disclosure statement discusses important facts that you should know about your IRA, the IRA contract and endorsement set forth the legal obligations of you and the Company. Because of the technical nature of these documents, you may wish to consult with your tax advisor.

11.
CONTRACT VALUES
Your Contract Value is comprised of the sum of the Variable Account value and the Guaranteed Account value. The Variable Account value reflects the aggregate investment experience of the Funds in which the sub- accounts you have selected invests. There is no minimum Variable Account value.

Interest rates for accounts in the Guaranteed Account are set by the company from time to time but will never be less than the minimum non-forfeiture interest rate in effect when your contract was issued. The minimum non- forfeiture interest rate will never be less than an annual effective interest rate of 1% nor more than 3%. Generally, the interest rate credited to amounts allocated to a Fixed Account – if available – is guaranteed for one year from the date the purchase payment or transfer is allocated to it. Other accounts within the Guaranteed Account may have other interest guarantees. After an interest rate guarantee expires, the new guaranteed rate will be the interest rate then in effect for the account and type of deposit on the date the amount is applied. Because the company anticipates periodically changing the current interest rate, different allocations made at different times to different accounts within the Guaranteed Account may be credited with different current interest rates. For the purposes of interest crediting, amounts deducted, transferred or withdrawn from an account within the Guaranteed Account will be accounted for on a “first-in, first-out@ (FIFO) basis.

Surrenders will result in the cancellation of Accumulation Units from a Sub-Account or a reduction of the Guaranteed Account value, as appropriate. Surrenders will be made on a pro-rata basis from your Allocation Options. The Contract does not assess a surrender charge.

We will deduct a Mortality and Expense Risk charge to compensate for assuming the mortality and expense risks and an Administrative charge to offset the administrative costs of the Contract. These charges are deducted daily from the Variable Account. The Mortality and Expense Risk charge and Administrative charge applicable to your Contract is shown on its Schedule.

You may be charged a transfer fee of $25 per transfer you if exceed 12 transfers in any contract year.

Your Contract may be subject to an annual Contract Maintenance Fee is $35. If it applies, it is deducted on each Contract Anniversary prior to the Annuity Commencement Date, and on any day that the Contract is surrendered prior to the Annuity Commencement Date, if the surrender occurs on any day other than the Contract Anniversary. The Contract Maintenance Fee will be deducted from the Allocation Option(s) in the same proportion as their respective values are to the Contract Value. The Contract Maintenance Fee will be waived by the Company in the event the Contract Value or the aggregate Purchase Payments, reduced by surrenders, equals or exceeds $100,000 on the date the Contract Maintenance Fee is to be deducted.

Additional fees or charges are also assessed for certain optional benefits that you may have purchased when the contract was issued, or that you may purchase after that date. These fees or charges are described in the riders or endorsements we issue to explain the optional benefit(s) you select.

This section is a general description of the charges that may apply to Protective Variable Annuity C and SBV series contracts. Refer to your Contract and the prospectus you received for complete details.

Protective Life Insurance Company